EXHIBIT 99

NexHorizon Communications Closes on Acquisition Financing and Moves to Complete Chula Vista and National City Cable Acquisition

NexHorizon Communications, Inc. (OTCBB:NXHZ) today announced that on January 31, 2008 it closed its acquisition financing with an institutional investor and that it intends to complete the acquisition of Chula Vista Cable and National City Cable, located in Southern California, next week.

Calvin D. Smiley, Sr., CEO of NexHorizon Communications, Inc. said, "This transaction provides the necessary resources and provides financing for our previously announced asset acquisitions of Chula Vista Cable, Ltd. and National City Cable, Inc. Furthermore, it provides the working capital required to initiate network infrastructure upgrades. These upgrades serve as a priority in successfully managing future expenditures by ensuring our network is critically capable of providing uncompromised service quality with minimal service interruptions which can be viewed as a costly endeavor for small independent cable companies. Being prepared is the key to minimizing future expenses and this transaction provides the key component to move forward and implement our model, both in terms of subscriber growth and network reliability."

Pursuant to the Securities Purchase Agreement, the Company issued the investor a Secured Original Issue Discount Debenture bearing interest of 11.25% (or Prime + 4%) with an aggregate principal amount of $1,760,000 (the "Debenture"), plus five year warrants. The outstanding principal amount and all accrued interest thereon will be payable over a 36 month term. The Debenture is secured by the assets of the Company, including its securities in its wholly-owned subsidiaries.

About NexHorizon Communications, Inc.

NexHorizon Communications, Inc. (OTCBB:NXHZ) is focused on delivering broadband solutions to rural communities through strategic acquisitions and mergers accretive to its shareholders. The Company's strategic business plan targets rural cable television system providers and synergistic cable technologies to consolidate and upgrade; resulting in increased bandwidth, improved reliability and customer service satisfaction building value for its shareholders. NexHorizon is focused on delivering a true "triple-play" of digital video, High-Speed data, Voice over Internet Protocol (VoIP), and other advanced broadband solutions.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by NexHorizon Communications, Inc. (NexHorizon) may differ materially from these statements due to a number of factors. NexHorizon assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

NexHorizon Communications, Inc., Broomfield
Calvin D. Smiley, Sr., 303-404-9700
or
For Investors:
David Kugelman, 386-409-0200